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                                                                    EXHIBIT 10.1


                        AGREEMENT MADE AS OF JULY 1, 1999
                                     BETWEEN
                   GEORGE FOREMAN, AN INDIVIDUAL ("FOREMAN"),
                                       AND
                 SALTON INC., A DELAWARE CORPORATION ("SALTON")

WHEREAS: Foreman desires to sell to Salton and Salton agrees to purchase from Foreman certain trademarks and other property which have been used by Foreman in the sale and promotion of products for the last three years.

THEREFORE, Foreman and Salton agree as set forth below.

     1. Property to be Sold. Foreman agrees to sell to Salton all right, title and interest in:

          (a) the unregistered common law trademarks attached hereto and the good will associated therewith to use in perpetuity and worldwide which include, but are not limited to the name "George Foreman" (including shortened versions of the name, such as "George"), pictures, likenesses, caricatures and the signatures of George Foreman which have been used in connection with the marketing of products by Salton. (the properties listed on Schedule 1(a) is referred to as "Foreman Permanent Property No. I"); and

          (b) the right to use in perpetuity and worldwide the name "George Foreman" (including shortened versions of the name such as "George"), pictures, likenesses, and the signatures of Foreman solely in connection with the marketing and sale of food preparation apparatus and appliances for domestic use, namely the cooking and serving of food and non-alcoholic drinks for household use (the Foreman Food Products Line"). The property referred to in this subsection 1(b) is called the ("Foreman Permanent Property No. II").

The sale includes all rights related to Foreman Permanent Property Nos. I and II and the right to sue for past infringements thereof.

     2. Purchase Price. The total purchase price ("Purchase Price") to be paid to Foreman for the assets sold under this Agreement is one hundred ten million dollars ($110,000,000) of which one hundred million dollars ($100,000,000) shall be payable in cash and ten million dollars shall be payable in shares of Common Stock of Salton (the "Salton Shares") valued as set forth in Section 7 and shall be allocated among the assets being sold as follows:

          (a) for Foreman Permanent Property No. I-ninety five million dollars ($95,000,000);

          (b) for Foreman Permanent Property No. II-fifteen million dollars ($15,000,000) allocated among the classes of property included within Foreman Permanent Property No. II as follows:



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               (i)    two million five hundred thousand dollars ($2,500,000) to
                      Class 7 under the United States Trademark Patent Office Registration System ("System");

               (ii) ten million dollars ($10,000,000) to Class 11 under the System; and

               (iii) two million five hundred thousand dollars ($2,500,000) to Class 21 under the System.

     3. Terms of Payment. The Purchase Price owing to Foreman shall be paid as follows:

          (a) On the Closing (defined in Section 9 below), thirty million dollars ($30,000,000) of which twenty million dollars ($20,000,000) shall be paid in cash and ten million ($10,000,000) shall be paid in shares of the Common Stock of Salton (the "Salton Shares"). The cash portion of the Purchase Price paid at the Closing shall be delivered by Federal Funds wired to a bank account designated by Foreman on the date of the Closing. The portion of the Purchase Price to be paid in Salton Shares shall be delivered in one or more stock certificates of Salton evidencing the Salton Shares registered in the name of Foreman. The Salton Shares delivered at the Closing shall have been registered for sale with the United States Securities and Exchange Commission ("SEC") so that, after the completion of the Closing, the Salton Shares may be sold in public transactions without restriction pursuant to such registration for a period of not less than one hundred eighty (180) days as set forth in
               Section 8 below.

          (b) The balance of the Purchase Price, eighty million dollars ($80,000,000) shall be paid in cash in equal installments of twenty million dollars ($20,000,000) each, without interest, on the first, second, third and fourth anniversary of the Closing date, unless the date of the anniversary is not a business day when banks in both New York City and Houston, Texas are generally open for business ("Business Day") in which case the payment shall be made on the next date which is Business Day. If any installment of the Purchase Price owing after the Closing is not paid when due, Salton shall pay Foreman interest on the unpaid portion of such installment at a fluctuating annual rate that is always equal to the sum of: (i) the Prime Rate as announced from time to time in the Wall Street Journal (Midwest Edition), such rate to change when and as of the date such change is announced, plus (ii) two percent (2%).

          (c) The balance of the Purchase Price owing after the Closing Date, including interest owing on any unpaid portion of an installment due after the Closing, shall be subordinate to the payment in full of the amounts owing under the Amended and Restated Credit Agreement ("Credit Agreement") between Salton, as borrower, and Lehmann Brothers Commercial Paper, Inc., as administrative agent ("Lehmann") for the several lenders who, from time to time, are parties to the Credit Agreement. The subordination shall be set forth in a subordination agreement among Salton, Lehmann, as administrative agent for the several lenders under the Credit Agreement, and Foreman, to be entered into on or before the Closing Date in substantially the form of and containing substantially the terms and conditions of the Subordination Agreement attached hereto as Schedule 3(c).

                                      -2-
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     4.   Trademark, Copyright Application Assistance. At the Closing, Foreman
          shall enter into a ten year contract providing for assistance from Foreman in executing assignments, applications and other documents which Salton reasonably requires in order to obtain further trademarks and copyrights for the products included in the Foreman Food Products Line in the form of and containing the terms and conditions set forth in Schedule 4 attached hereto (the "Applications Assistance Contract").

     5. Representations and Warranties of Foreman. Foreman represents, warrants and agrees with Salton that, as of the date hereof and up to and including the date of closing that each of the following representations is true and correct:

               (i) Foreman shall be the sole owner of the property sold under this Agreement as Foreman Permanent Property Nos. I and
                      II. Foreman owns no other trademarks related to small kitchen electric products intended for making or serving food or non-alcoholic beverages.

               (ii) There are no contracts currently in effect which limit or restrict the right of Foreman in any manner to use or transfer any of the Foreman Permanent Property Nos. I and II or to register any unregistered common law marks listed on Schedule 1(a) and neither George Foreman Productions, Inc., a Nevada corporation, owned and controlled by Foreman ("Productions") or Foreman is a defendant to any Action relating to, or otherwise has been notified of, any claim that any use by, on behalf of or through Foreman, of any of the property included in Foreman Permanent Property Nos. I and II infringes or violates the proprietary, contractual or other rights of any Person and, to Foreman's knowledge, no basis for any such claim exists. To Foreman's knowledge, there is no infringement by any Person of Foreman Permanent Property Nos. I and II.

               (iii) Foreman has the right to assign and sell the properties sold under this Agreement.

               (iv) Except for Salton, Foreman has not licensed or in any other way authorized any person to use in any manner any of Foreman Permanent Property Nos. I and II.

               (v) To Foreman's knowledge, all trademarks listed on Schedule 1(a) in the United States are valid and subsisting, there is no pending or, to Foreman's knowledge, threatened proceedings or litigation with respect thereto, and
                      Schedule 1(a) is complete and correct. All of the items included in Foreman Permanent Property No. I are in use and have not been abandoned.

               (vi) All of the items which may constitute copyrighted works used to market products under Foreman Permanent Property No. I are original and will be properly and effectively assigned to Salton at Closing. Foreman agrees to take reasonable and prudent steps to protect Salton's rights in and to such copyrights. Except for Salton, to Foreman's knowledge, no Person has any right to such copyrights.

                                      -3-

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               (vii)  Foreman has no commitment or legal obligation, absolute or contingent, to any Person other than Salton to sell, assign, license, transfer or effect a sale of any of Foreman Permanent Property Nos. 1 or 2 or to enter into any Contract or cause the entering into of a Contract with respect to the foregoing.

               (viii) Productions is a duly organized and existing corporation in good standing under the laws of Nevada.

               (ix) As of the date of Closing, Foreman shall own all right, title and interest in and to Foreman Property No. I and Foreman Property No. II free and clear of all security interests, liens and encumbrances.

     6. Representations and Warranties of Salton. Salton represents and warrants and agrees with Foreman that, as of the date hereof and up to and including the date of Closing that each of the following representations is true and correct:

               (i) Salton is a duly organized and existing corporation under the laws of the State of Delaware.

               (ii) Salton has the corporate power under its articles of incorporation and by laws to enter into and perform this Agreement.

               (iii) The Board of Directors of Salton has, by unanimous written consent in lieu of a special meeting, authorized Salton to enter into and perform this Agreement.

               (iv) There are no contracts currently in effect which limit or restrict the right of Salton to enter into or perform this Agreement except only that Salton may determine that it requires consent from its lenders under the Second Amended and Restated Credit Agreement by and among Salton and Lehmann Brothers Commercial Paper, Inc., as Administrative Agent for the several lenders who are parties from time to time to such agreement ("Credit Agreement") to enter into and close the transactions contemplated by this Agreement.

               (v) There are no existing uncured events of default on the part of Salton under its Credit Agreement.

               (vi) Salton has authorized but unissued shares of Common Stock and shares of Common Stock held as Treasury shares and has reserved, and shall continue to keep reserved for issuance in connection with the Closing of this Agreement a sufficient number of Shares to satisfy its obligation to deliver the number of Shares necessary to close this Agreement.

     7. Calculation of Number of Shares to be Delivered to Foreman at Closing. In order to determine the number of shares of common stock of Salton to be delivered to Foreman on the Closing, ten million dollars shall be divided by the Average Salton Price as defined in this Section 7. Average Salton Price shall be the average of the closing prices of Salton common stock on the New York Stock Exchange ("NYSE") as reported

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          on the NYSE Composite Transaction Tape for the twenty (20) trading days ending on the third trading day preceding the Closing Date.

     8. Registration of Salton Shares. Immediately following the execution of this Agreement, Salton shall:

               (i) prepare and file with the SEC as soon as is reasonably practicable a registration statement on Form 3 under the 1933 Securities Act, as amended ("Securities Act") with respect to the Salton Shares to be delivered to Foreman at the Closing and shall use its best reasonable efforts to have the Registration Statement declared effective by the SEC under the Securities Act effective upon the Closing, subject to the conditions set forth below in this Section 8;

               (ii) use its reasonable efforts to register or qualify such Salton Shares under such other securities or blue sky laws of such jurisdictions as Foreman reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable Foreman to consummate the disposition in such jurisdictions of the Salton Shares owned by Foreman (provided that Salton will not be required to (x) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this section, (y) subject itself to taxation in any such jurisdiction or (z) consent to general service of process in any such jurisdiction); and

               (iii) prepare and file with the NYSE a listing application covering the Salton Shares to be issued at the Closing and use its reasonable best efforts to obtain prior to the Closing, approval for the listing of the Salton Shares subject only to official notice of issuance.

          Notwithstanding the foregoing, Salton shall have the right to delay the effectiveness of the registration and of the listing of the Salton Shares for a period of up to one hundred twenty (120) days, if there are, in Salton's judgment, possible developments, events or actions which may occur concerning Salton or its business which would be required to be disclosed in a registration statement filed with the SEC, which are not in the best interest of Salton to disclose and need not be disclosed under the Securities Act unless and until such developments, events or actions occur.

     9.   Conditions to Closing.

          (a) Foreman Conditions. At or before the Closing, Foreman shall have received the following:

               (i) a copy of the Articles of Incorporation, as amended, of Salton certified by the Delaware Secretary of State;

               (ii) a copy of the By-Laws of Salton and a copy of the Unanimous Consent of Directors of the Board of Directors of Salton authorizing the execution, delivery and performance of this Agreement, both certified by the Secretary of Salton;

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               (iii)  a good standing certificate of Salton certified by the
                      Secretary of State of Delaware;

               (iv) a copy of a Registration Statement, as then amended and made effective by the SEC on or prior to the closing registering for sale the Shares of Salton to be delivered to Foreman at the Closing;

               (v) a so called bring down certificate executed by an officer of Salton certifying that the representations and warranties of Salton set forth in Section 6 above are true and correct as of the Closing;

               (vi) Foreman shall have received the cash portion of the purchase price to be delivered at the Closing;

               (vii) Foreman shall have received a first priority lien security agreement executed by Salton substantially in the form and containing the terms and conditions of the Trademark Security Agreement allocated hereto as Schedule 9(vii) granting to Foreman a purchase money security interest under the Uniform Commercial Code, as adopted in Illinois, in the Foreman Permanent Property Nos. I and II to be sold hereunder to Salton which security agreement can also be registered as a first priority security filing with the U.S. Trademark registration office, executed UCC 1 filing forms to be filed with the Secretary of State of Illinois and any other filing office as Foreman deems reasonably necessary in order to perfect his purchase money security interest in the Foreman Permanent Properties to be sold hereunder and such other documents as Foreman may reasonably request in order to grant Foreman a first priority purchase money lien on the Foreman Permanent Properties in order to secure the unpaid portion of the Purchase Price owing to Foreman;

               (viii) Foreman shall have received certificates for Salton Shares issued in the name of Foreman without any restrictive legend duly listed on the NYSE;

               (ix) a copy of the Applications Assistance Contract attached hereto as Schedule 4 executed and delivered by Salton; and

               (x)    a copy of the Subordination Agreement referred to in
                      Section 3(c) above executed and delivered by Salton and Lehmann Brothers, Inc., as administrative agent for the several lenders under the Credit Agreement.

          (b) Salton Conditions. At or before the Closing, Salton shall have received the following:

               (i) evidence of Uniform Commercial Code searches, searches of the Offices of the United States Trademark Patent Office Registration System and other certificates reasonably requested by Salton in order to confirm that the Foreman Permanent Properties being sold hereunder by Foreman are free and clear of all security interests, liens and encumbrances;

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               (ii)   a copy of a Registration Statement, as then amended and
                      made effective by the SEC on or prior to the Closing registering for sale by Foreman the Shares of Salton to be delivered to Salton at the closing;

               (iii) a bill of sale and assignment of Foreman Permanent Property Nos. I and II;

               (iv) a copy of the Applications Assistance Contract attached hereto as Schedule 4 executed and delivered by Foreman;

               (v)    a copy of the Subordination Agreement referred to in
                      Section 3(c) above executed and delivered by Foreman and Lehmann Brothers Commercial Paper, Inc., as administrative agent for the several lenders under the Credit Agreement;

               (vi) such other approvals from Lehmann Brothers Commercial Paper, Inc. as agent for the several lenders under the Credit Agreement as Salton requires, in its reasonable discretion, in order to close this Agreement;

               (vii) a quitclaim and release from George Foreman Productions Inc., a Nevada corporation, of any interest such company may have or claim with respect to Foreman Permanent Properties Nos. I and II; and

               (viii) such other documents and assignments as Salton may require reasonably in order to effect the assignment and transfer to Salton of the assets sold hereunder.

     10. Closing. The closing shall occur on or before February 15, 2000 on not less than five business days notice from Salton at the offices of Salton located in Mount Prospect, Illinois or such other office as Foreman and Salton mutually agree to at 10 A.M., CST ("Closing Date"). As soon as the Salton Shares to be delivered to Foreman are duly registered for sale as required by this Agreement, Salton and Foreman each agree to make reasonable business efforts to effect the Closing as soon thereafter as possible. At the Closing, Foreman and Salton shall each make the deliveries required of them as set forth above; provided that, if Salton determines that it is necessary for Salton to delay the filing or effectiveness of the registration of the Salton Shares to be delivered to Foreman as set forth in Section 8 above, Salton shall have right to either: (i) delay the Closing for a period or periods of time up to an aggregate of one hundred twenty (120) days or (ii) to pay in cash at the Closing the ten million dollars ($10,000,000) otherwise payable in Salton Shares and to deliver the Salton Shares registered for sale as set forth in this Agreement as one half of the amount owing to Foreman on the first anniversary of the Closing Date, except that the number of Salton Shares to be delivered to Foreman on the first anniversary of the Closing Date shall be determined by using as the "Average Salton Price" the average of the closing prices of Salton common stock on the New York Stock Exchange ("NYSE") as reported on the NYSE Composite Transaction Tape for the twenty trading days ending on the third trading day preceding the first anniversary of the Closing Date.

     11. Indemnification and Survival of Representations, Warranties, Covenants and Indemnity Obligation.

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          11.1.  Survival of Representations, Etc. All representations and warranties of Foreman and Salton contained herein shall survive the Closing Date and shall terminate at the close of twenty-four (24) full calendar months next following the Closing Date. Upon the termination of a representation or warranty in accordance with the foregoing, the representation or warranty shall have no further force or effect for any purpose under this Agreement, including Section 11.2 hereof, provided that, any representation or warranty in respect of which indemnity may be sought under Section 11.2, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 11.1 if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

          11.2.  Indemnification.

          (a) By Foreman. Foreman shall indemnify Salton and its officers and directors, , and hold each of them harmless from and against any and all claims, demands, actions, suits, judgments, liability and loss, including legal fees and expenses and court costs (collectively, "Loss") incurred by any of them in connection with, arising out of, or resulting from (i) any breach of any representation or warranty made by Foreman in this Agreement; or (ii) any failure by Foreman to perform in a timely manner any agreement, covenant or obligation of Foreman pursuant to this Agreement.

          (b) By Salton. Salton shall indemnify Foreman and hold him harmless from and against any and all Loss incurred by him in connection with, arising out of or resulting from (i) any breach or inaccuracy of any representation or warranty made by Salton in this Agreement or (ii) any failure by Salton to perform in a timely manner any agreement, covenant or obligation of Salton pursuant to this Agreement.

          (c) Defense of Claims. If a claim for Loss (a "Claim") is to be made by a party entitled to indemnification hereunder (the "Indemnified Party") against the party from whom indemnification is claimed (the "Indemnifying Party"), the Indemnified Party shall give written notice (a "Claim Notice") to the Indemnifying Party as soon as practicable after the Indemnified Party becomes aware of any fact, condition or event which may give rise to Loss for which indemnification may be sought under this Section 11.2. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the Indemnifying Party as promptly as practicable (and in any event within ten (10) business days after the service of the citation or summons). The failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party demonstrates actual Loss caused by such failure. Notwithstanding the foregoing, a Claim Notice must be made within the survival period set forth in Section 11. 1, whether or not the Indemnifying Party is prejudiced by any failure to give the Claim Notice. The Claim Notice shall describe in reasonable detail the nature of the Claim, including an estimate of the amount of Loss that have been or may be suffered

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                 or incurred by the Indemnified Party attributable to such
                 Claim, the basis of the Indemnified Party's request for indemnification under the Agreement and all information in the Indemnified Party's possession relating to such Claim. After receipt of such Claim Notice, the Indemnifying Party shall be entitled, if it so elects, at its own cost, risk and expense,
                 (i) to take control of the defense and investigation of such lawsuit or action and (ii) to employ and engage attorneys of its own choice to handle and defend the same, provided however that the attorneys shall be reasonably acceptable to the Indemnified Party. If the Indemnifying Party fails to assume in writing the defense of such Claim within ten (10) business days after receipt of the Claim Notice, the Indemnified Party against which such Claim has been asserted will (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake, at the Indemnifying Party's cost and expense, the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the Indemnifying Party; provided, however, that such Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. In the event that the Indemnified Party assumes the defense of the Claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. Notwithstanding the foregoing, the Indemnified Party shall be entitled to conduct its own defense at the cost and expense of the Indemnifying Party if the Indemnified Party establishes that the conduct of its defense by the Indemnifying Party would reasonably be likely to prejudice materially the Indemnified Party due to a conflict of interest between the Indemnified Party and the Indemnifying Party; and provided further that in any event the Indemnified Party may participate in such defense at its own expense.

          (d) Settlement. In the event that the Indemnified Party settles any Claim without the prior written consent of the Indemnifying Party, the Indemnifying Party shall have no further indemnification obligations under this Section 11.2 with respect to such Claim; provided, however, that if the Indemnifying Party refuses to defend or otherwise handle such Claim and it is subsequently determined that the Indemnifying Party is or was obligated to defend or indemnify the Indemnified Party with respect to such Claim, then the Indemnified Party shall remain obligated with respect to such settlement amount. If the Indemnifying Party shall control the defense of any such Claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of a Claim or ceasing to defend such Claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief shall be imposed against the Indemnified Party or if such settlement or cessation does not expressly and unconditionally release the Indemnified Party from all liabilities and obligations with respect to such Claim, without prejudice. In the event that the Indemnifying Party proposes a settlement to any Claim with respect to which the Indemnifying Party is or was entitled to defend, which settlement is satisfactory to the party instituting such Claim, and the Indemnified Party withholds its consent to such settlement, and thereafter a final judgment is entered against the Indemnifying Party or Indemnified Party pursuant to which Loss exceeds the amount of the proposed settlement, then in such case the Indemnifying Party shall have no obligation to indemnify the Indemnified Party under this Section 11.2 against and in respect of the amount by which the Loss resulting from such final judgment exceed the amount of the proposed settlement.

          (e) Mitigation. Each Indemnified Party shall have an obligation to mitigate Loss under this Agreement, and to that end each party shall use its reasonable efforts and shall consult and cooperate with each other with a view towards mitigating claims, losses, liabilities, damages, deficiencies, costs and expenses that may give rise to claims for indemnification under this Section 11.2.

          (f) Cooperation. In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated by this Agreement is commenced, whether before or after the Closing, the parties hereto agree to cooperate and use reasonable efforts to vigorously defend against and respond thereto and make available to each other such personnel, witnesses, books, records, documents or other information within its control that are necessary or appropriate for such defense; provided that, subject to Section 11.2(c), the Indemnifying Party shall reimburse the Indemnified Party for its out of pocket expenses incurred in connection therewith.

          (g)    Limitations.

                 (i) Neither Salton nor Foreman shall be liable to the other under this Section 11.2 for any Loss due pursuant to
                         Section 11.2(a)(i) or Section 11.2(b)(i) exclusively, unless and until the aggregate amount otherwise due the Indemnified Party exceeds One Hundred Thousand Dollars ($100,000) excluding legal fees and expenses ("Initial Loss Amount"). Thereafter the total amount of all such Loss excluding the Initial Loss Amount actually incurred shall be indemnifiable.

                 (ii) Nothing herein shall relieve Salton or Foreman of any liability to make any payment expressly required to be made by such party pursuant to this Agreement or deny Foreman any right created by the Security Agreement referred to in Section 9(a)(vii).

          11.3. Insurance Proceeds. With respect to any Claim required to be indemnified pursuant to this Agreement, so long as the Indemnifying Party has complied with its indemnification obligations on such Claim: (i) to the extent available, the Indemnified Party shall assign to the Indemnifying Party any applicable proceeds under any insurance policy which covers the matter which is the subject of the indemnification and shall take reasonable steps to insure that the Indemnifying Party obtains the benefits of such policy, including providing any notices as required under such policy and (ii) if the Indemnified Party receives insurance proceeds with respect to any Loss paid by the Indemnifying Party, then the Indemnified Party shall reimburse the Indemnifying Party in an amount equivalent to such proceeds up to the amount actually paid by the Indemnifying Party.

          11.4 Exclusive Remedy. The rights of Salton under Section 11.2 shall be the exclusive remedy of Salton with respect to claims based upon a breach or

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


                 alleged breach of the representations, warranties and covenants of Foreman contained herein. The rights of Foreman under
                 Section 11.2 shall be the exclusive remedy of Foreman with respect to claims based upon a breach or alleged breach of the representations, warranties and covenants of Salton contained herein. Except as expressly set forth in this Agreement, neither Foreman nor Salton has made any representations or warranties, express or implied, in connection with the transactions contemplated by this Agreement.

     12.  Miscellaneous.

          (a) Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if: (i) personally delivered; (ii) when transmitted if transmitted by telecopy, electronic or digital transmission method and followed by a confirmation of receipt from the recipient of the notice; (iii) when delivered if sent to a domestic address by recognized overnight delivery service (e.g., DHL); and upon receipt, if sent by prepaid U.S. certified or registered mail, return receipt requested. In each case notice shall be sent as indicated below:

                 If to Foreman:

                 George Foreman
                 4402 Walham Court
                 Kingwood, Texas  77345

                 with copies to:

                 Edward Wallison, Esq.
                 1111 Bagby, Suite 2030
                 Houston, Texas  77002

                 and

                 Mann, Frankfort, Stein & Lipp
                 12 Greenway Plaza, 8th Floor
                 Houston, Texas  77046-1291
                 Attention:  William J. Hickl III

          If to Salton, addressed to:

                 Salton, Inc.
                 550 Business Center Drive
                 Mount Prospect, IL
                 Attn:  Leon Dreimann
                        Chief Executive Officer

          (b) Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Illinois (without reference to its choice of law provisions).

          (c) Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits and schedules hereto and thereto, the Security Agreement referred to in Section 9(a)(vii) and the Subordination Agreement referred to in Section 9(a)(x), constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

          (d) Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          (e) Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

          (f) Titles; Gender. The titles, captions or headings of the Sections herein, and the use of a particular gender, are for convenience of reference only and are not intended to be a part of or to affect or restrict the meaning or interpretation of this Agreement.

          (g) Arbitration. Each party hereto agrees to resolve any claim, demand, dispute, action or cause of action arising under or in connection with this Agreement by arbitration in accordance with the Rules of the American Arbitration Association ("AAA") applicable to commercial disputes, except that each party shall be entitled to discovery and to present witnesses in the discretion of the arbitrators. There shall be three (3) arbitrators, one selected by Foreman and one selected by Salton. The third arbitrator shall be selected by the first two arbitrators. The decision of the arbitration panel shall be determined by a majority vote. If Salton or Foreman desires to initiate an arbitration, they shall give Notice to the other ("Initial Notice"). The party who sends the Initial Notice shall include the name of the arbitrator designated by such party. The party receiving the Initial Notice shall designate its arbitrator within fourteen (14) Business Days next following receipt of the Initial Notice. If the arbitrators designated by Salton and Foreman cannot agree upon a third arbitrator within thirty (30) days following the designation of the second arbitrator, then, upon the application of Salton or Foreman, the AAA shall select the third arbitrator. If either Salton or

                 Foreman does not designate an arbitrator as required under this Agreement within the time period allowed then upon the application of the other party, the AAA shall chose the second arbitrator. Any decision of the arbitration panel shall be specifically enforceable by any state or U.S. federal court sitting in Houston Texas or Chicago, Illinois.

          (h) Interpretation. The headings and captions contained in this Agreement and in the Schedules hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          (i) Further Assurances. Each of Foreman and Salton will use reasonable efforts to implement the provisions of this Agreement, including but not limited to the execution and delivery of such other documents (including any license, assignment or assumption agreement, official certificates of registration, renewals, transfers or other documents supporting ownership of trademarks) in addition to those required by this Agreement, in form and substance reasonably satisfactory to the other party, as may be reasonably deemed necessary to implement any provision of this Agreement.

     IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the parties hereto as the date first written above.

Salton, Inc.


By: /s/ Leon Dreimann                          /s/ George Foreman
   --------------------------------            --------------------------------
Name:  Leon Dreimann                           George Foreman
Title: Chief Executive Officer

                                   SCHEDULE 4

                        APPLICATIONS ASSISTANCE CONTRACT

                        Schedule 4 to Purchase Agreement
                            dated as of July 1, 1999



                        APPLICATION ASSISTANCE AGREEMENT
                            dated as of ("Agreement")
                                     between
                Salton, Inc., a Delaware corporation ("Salton"),
                                       and
                           George Foreman ("Foreman")

         A. On the date hereof, pursuant to a Purchase Agreement dated as of July 1, 1999 among the parties hereto ("Purchase Agreement"), Foreman has sold to Salton permanent worldwide rights to certain unregistered trademarks; and Foreman has sold to Salton the permanent worldwide rights to the use of his name in connection with portable kitchen appliance products that are used to make or serve food and non-alcoholic beverages (the "Foreman Food Products Line").

         B. Salton will require assistance from Foreman over a substantial period of time in order to register unregistered trademarks and to register future trademarks and to obtain copyrights and materials which are used to promote and market products within the Foreman Food Products Line.

         C. Capitalized terms used in this Agreement and not defined herein are defined in the Purchase Agreement.

         Therefore, Salton and Foreman agree as set forth below.

         1. Term. The Term of this Agreement shall commence on the date hereof and end on December 31, 2009.

         2. Payment for Services. Salton shall pay Foreman one million dollars ($1,000,000) for services hereunder in forty (40) quarterly installments of twenty-five thousand dollars ($25,000) on the last business day of each calendar quarter, commencing with the quarter ending March 31, 2000.

         3. Services.

            a. At the request of Salton, Foreman shall execute and deliver affidavits, declarations, applications and other documents required by Salton in order to: (i) register unregistered trademarks sold to Salton under the Purchase Agreement in the United States of America; (ii) register trademarks already registered in the U.S.A. in other jurisdictions worldwide; (iii) register for protection in any jurisdiction in the world trademarks on products sold in the Foreman Food Products Line; (iv) register copyrights on writings, recordings, pictures and other presentations used by Salton to market products under trademarks included in the Foreman Permanent Properties sold under the Purchase

Agreement and the permanent worldwide rights to use the name and likeness of George Foreman as described and sold to Salton under Section 1(b) of the Purchase Agreement.

            b. The services to be provided under this Agreement relate solely to the matters set forth in this Agreement and do not require of Foreman any other personal services or to make any appearances for Salton or to act in promotional videos or otherwise to promote products marketed by Salton in the Foreman Food Products Line.

         4. No Additional Rights. Foreman shall have no right, directly or indirectly, to royalties or any other payments arising out of the sale of products making use of the trademarks and other rights sold by Foreman to Salton pursuant to the Purchase Agreement.

Salton, Inc.



By:  ___________________________              _____________________________
     Leon Dreimann                            George Foreman
     Chief Executive Officer

                      SCHEDULE 9(vii) to Purchase Agreement
                            dated as of July 1, 1999


                          TRADEMARK SECURITY AGREEMENT

                                (attached hereto)